Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP

3000 Two Logan Square, Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

troutman.com

August 17, 2022

TELA Bio, Inc.

1 Great Valley Parkway, Suite 24

Malvern, Pennsylvania 19355

Ladies and Gentlemen:

We have acted as counsel to TELA Bio, Inc., a Delaware corporation (the “Company”), in connection with the sale and issuance of up to 4,600,000 shares of common stock, $0.001 par value per share (the “Common Stock”) (which number includes 600,000 shares of Common Stock which may be sold pursuant to the underwriter’s option to purchase additional shares), of the Company (the “Shares”) to be sold by the Company pursuant to a prospectus supplement, dated August 15, 2022, and the accompanying base prospectus, dated December 29, 2020 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-251505) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement, dated August 15, 2022, by and between the Company and Lake Street Capital Markets, LLC (the “Agreement”) and (ii) issuance of the Shares pursuant to the terms of the Agreement and the due registration on the books of the transfer agent and registrar therefor and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

TELA Bio, Inc.

August 17, 2022

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Troutman Pepper Hamilton Sanders LLP
Troutman Pepper Hamilton Sanders LLP